 Exhibit 10.10

SOS HYDRATION INC.

Thomas Mayo June 1, 2022

Address:

Phone Number

Email

Re: Offer of Employment by SOS Hydration Inc.

Dear Thomas,

I am very pleased to confirm our offer to you of full-time employment with SOS Hydration Inc., a Nevada corporation based in Boulder Colorado (the “Company”), for the position of President. You will report directly to and be supervised by the James Mayo.

Your employment with the company shall be June 10th, 2022 and will be remote from the USA until you have the required visa. The terms of our offer and the benefits currently provided by the Company are as follows:

1.	Salary. You will be paid a salary of $160,000.00 per year (less withholding and other applicable deductions) and will be payable twice per month in accordance with the Company’s Employee Handbook attached hereto as Exhibit C.
2.	Commission and Bonus Payments. At the next board meeting SOS intends to grant you options, to purchase 100,000 shares of common stock, at a strike price of $3.54 based on a valuation obtained from the most recent raise, exercisable over a ten year period, that will vest quarterly (15,000 shares per quarter), until fully vested. You may be entitled, either now or in the future, to receive commissions or bonus payments that are paid purely upon your achievement of specific goals or objectives, and/or team/Company goals. If you are entitled to any such additional payment, the tasks, duties, revenue objectives and goals needed to be completed in order to qualify for such payment will be found in Exhibit A.
3.	Benefits. Your Employee Handbook will provide you with details related to the employee benefits you are entitled to once in USA. This will include, Health, Dental, insurance, non-contributary 401k (after 6 months employment) and vacation.

•       SOS will pay you a one-time relocation allowance of USD $30,000 which will be paid with your first pay cheque.

4.	Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" in the form attached hereto as Exhibit B as a condition of your employment.
5.	At Will Employment. You are agreeing that you understand that this Agreement does not constitute a contract of employment or obligate the Company to employ you for any stated period of time. You understand that you are an “at will” employee of the Company and that your employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or yourself. You acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. You further acknowledge that your participation in any benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of your employment by the Company as noted above.
6.	Authorization to Work. Please note that this offer remote until you have a right to work on the ground in USA. On gaining a visa because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the USA.

7.	Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, San Francisco County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
8.	Acceptance. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/James Mayo

James Mayo, SOS Hydration Inc.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/Thomas Mayo June 2, 2022

Date signed:

Thomas Mayo

EXHIBIT A

Job Description

In order for you to be eligible for any Commission or Bonus payments, you are expected to perform the tasks and duties as detailed in this Job Description along with other tasks, duties, specific revenue objectives and other objectives for the year that may be agreed upon between you and your supervisor. Bonus are usually team orientated based off company performance.

If you are entitled to receive any commission or bonus payments, the specific tasks, duties, specific revenue objectives and other objectives will be documented as an Appendix to this Exhibit A by your supervisor.

Bonus payments are made for exceeding objectives not for meeting them.

Objective:

To support and lead the marketing effort with SOS Hydration Inc and assist the CEO with business direction.

Responsibilities:

·	Assist the CEO with business strategy and implementation. Deputise when required
·	Develop the omnichannel marketing strategy and plan to grow the business across e-comm and retail
·	Lead the implementation and allocation of resources to ensure we deliver on our marketing calendar and commitments across product launches, digital merchandising, seasonal promotions, etc.
·	Lead internal and external resources to execute marketing campaigns, and measure and report on their effectiveness.
·	Lead and manage daily marketing operations, sales performance, site maintenance, analysis and insights.
·	Develop and execute strategies to drive significant increased awareness of the brand and drive online sales.
·	Develop and execute online product merchandising strategies that provide customers with various ways to shop products.
·	Identify, test and execute best in class user experience that drive engagement and conversion.
·	Develop brand communications, ensuring brand consistency, clarity and quality of all marketing communications.
·	Identify new opportunities to bridge gaps in business objectives, pushing the business forward to exceed financial goals.
·	Develop critical KPI metrics and dashboard to measure the performance of campaigns and derive actionable insights to fine-tune strategies and planning.
·	Be our cultural beacon – keeping abreast of consumer and marketing trends

Requirements:

·	Passion for sports, fitness, and active wellness
·	Have worked in a start-up, rapid growth environment and able to be both a thought leader but also have a very hands-on, fast-paced approach to execution
·	Minimum of 5 years of experience in a marketing role with a focus on DTC
·	Have led a small team and have demonstrated ability to manage and grow relationships with all who touch our business (partners, agencies, etc)
·	Proactive approach to all tasks and the ability to anticipate needs
·	Ability to develop business plans and lead flawless integration online
·	Experience establishing insightful merchandising guidelines and parameters to guide team
·	Proven communication skills, both written and oral, including the ability to craft copy for marketing promotions

·	Strong persuasion skills and the ability to bridge the digital gap to a non-marketing audience to evangelize the power of proposed campaigns
·	Problem solving prowess and the ability to pivot when business requires a change in direction
·	Quantitatively orientated with a passion for uncovering insight from campaign performance data that drives growth as well as strong ROI focus

Location: Flexible but if you live in Boulder, CO or Scottsdale Az, that’s a big win

Desired skills:

A sense of humour

EXHIBIT B

Employee Invention Assignment and Confidentiality Agreement

In consideration of, and as a condition of my employment with SOS Hydration, Inc., a California corporation based in California (the “Company”), I hereby represent to, and agree with the Company as follows:

1.                  Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2.                  Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (the “Inventions”) that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets.

3.                  Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or

(iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company. Attached hereto as Appendix A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4.                  Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER:

(1)  RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5.                  Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Invention, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6.                  Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7.                  Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

8.                  Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

9.                  No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10.              Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company’s express prior written consent, provide services to, or assist in any manner, any business or third party which competes with the current or planned business of the Company.

11.              Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

12.              Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

13.              Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law.

14.              Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

15.              Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

16.              Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

17.              Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

18.              Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

19.              Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

20.              Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

SOS Hydration Inc. Employee:

/s/James Mayo /s/Thomas Mayo

By:

Name:	James Mayo Thomas Mayo

EXHIBIT C

Employee Handbook

Your Employee Handbook is below.

SOS HYDRATION INC.

The Company, Inc.

Employee Handbook

2022

Company Confidential

SOS Hydration Inc. North America Employee Handbook Table of Contents

Welcome to SOS Hydration Inc.	3
Introductory Statement	3
Employment at Will Statement	4
Employee Status	4
Pay Procedures	5
Payroll Deductions	5
Advances	6
Wage Garnishments	6
Overtime	6
Holidays	7
Vacation	7
Sick Leave	8
Miscellaneous Leave Policies	8
Unpaid Leave	9
Benefits	10
Employee Code of Conduct	12
Employee Privacy	13
Computers, Email, and the Internet	13
Health and Safety	15
Termination of Employment	16
Ending Employment	17
Equal Employment Opportunity	18
Non-Harassment Policy	19
Complaint Policies	19
Employee Records	20
Employment Documentation	21
Child Support Reporting Requirements	22
Drugs and Alcohol	22
Trade Secrets and Conflicts of Interest	22
Return of The Company Property	23
Performance Evaluation	24
Travel & Expense	24
Confirmation of Receipt	25
Email and Internet Policy Acknowledgment Form	26

Welcome to The Company

We are an energetic and creative bunch, dedicated to high standards of excellence and quality. We value each one of our employees, and we hope that you find your work here rewarding and satisfying. We think we are a special place - made all the more so by the hard work and dedication of our employees. We encourage you to continue to develop your talents and capabilities to the greatest extent, to broaden your experience, and to achieve your full potential in our organization.

We believe that success cannot be achieved without clear and honest communication. Always remember that professional relationships are at the foundation of our business. If you have a suggestion, question or concern, please feel free to discuss it with any member of your management team.

A bit about us:

SOS Hydration, Inc. (the Company) is a company that leads the world in rehydration science, knowledge and product.

To survive everyone needs to keep hydrated. It is an established scientific fact that persons with active physical or social lifestyles need to rehydrate to maintain performance and aid recovery.

We are a team of doctors, athletes and scientists that aim to deliver a world leading hydration solution to safely rehydrate anyone faster and more effectively.

The first SOS product was launched in April 2013 (version 1.0). It was a rehydration powder that when mixed with water is a world leading hydration solution that can be used by anyone over the age of one. SOS has sporting, lifestyle and medical applications and conforms to the World Health Organization’s Rehydration guidelines.

Welcome to our growing team!

Introductory Statement

This Handbook should help you become acquainted with the Company. Please read it carefully and keep it in a convenient place for future reference. Please feel free to contact any member of the management team should you have any questions about the policies and programs described in this handbook.

No part of this Handbook is intended to provide any employee or group of employees with any rights or privileges. This Handbook is for informational purposes only, and does not constitute a contract between the Company and any of its employees.

The Company retains the right to revise, modify, suspend, interpret or cancel any part of an unpublished or published policy, without advance notice. Although not always possible, we will attempt to keep employees informed of changes made to the policies and procedures.

If there is a conflict between the description of any plan or program in this Handbook and the official document(s), the official document(s) always prevail. This Handbook provides a general outline of current the Companies policy and is not the policy itself.

Employment at Will Statement

Employment with the Company, regardless to the employee’s status, is “at-will”. That is, it is on a mutually voluntary basis. An employee is free to resign from the Company at any time and the Company has the right to terminate the employment relationship with an employee at any time, with or without cause, and with or without notice, provided it is not for an unlawful purpose.

The language used in employee manuals or other employee communications is not intended to create, nor should it be construed to constitute an employment contract between the employee and the Company or any of its personnel or subsidiaries. The Company reserves the right to modify, revoke, suspend, terminate or change any or all of its policies, benefit plans or employee programs, in whole or in part, at any time, with or without notice.

Employee Status

Exempt Employees (Salaried Regular Full-Time Employees)

Exempt full-time employees are salaried employees who are expected to work a minimum of 35 hours per week and whose work duties exempt them from the overtime provisions of the Federal Fair Labor Standards Act (FLSA) and any applicable state wage/hour laws.

Exempt full-time employees are entitled to participate in the Company benefit programs and they can earn and accrue paid vacation time and sick leave.

Non-Exempt Employees (Hourly Regular Full-Time Employees)

Non-exempt full-time employees are hourly employees who are expected to work a minimum of 35 hours per week who are covered by the overtime provisions of the FLSA and applicable state wage/hour laws and are entitled to an overtime premium in accordance with state and federal law.

Non-exempt employees are entitled to an overtime premium in accordance with state and federal law. However, Section 13(a)(1) of the FLSA provides an exemption from both minimum wage and overtime pay for employees employed as bona fide executive, administrative, professional, outside sales employees and certain computer employees.

To qualify for exemption employees must meet certain tests regarding their duties and be paid on a salary basis, at least $913 per week. Certain computer professionals paid at over $27.63 per hour are also exempt from the overtime provisions of the FLSA.

Non-exempt full-time employees are entitled to participate in the Company benefit programs and they can earn and accrue paid vacation time and sick leave.

Exempt Employees (Salaried Regular Part-Time Employees)

Exempt Part-time employees are employees who work from a minimum of 20 hours per week up to a maximum of 34 hours per week.

Exempt Part-Time employees are not eligible to participate in the Company benefit programs and they cannot earn and accrue paid vacation leave, but they can earn and accrue paid sick leave.

Non-Exempt Employees (Hourly Regular Part-Time Employees)

Non-exempt Part-time employees are employees who work from a minimum of 20 hours per week up to a maximum of 34 hours per week.

Non-Exempt Part-Time employees are not eligible to participate in the Company benefit programs and they cannot earn and accrue paid vacation leave, but they can earn and accrue paid sick leave,

Temporary Employees

Individuals who are hired on an interim basis to assist in the completion of a specific project that has a limited duration, for vacation relief, or whose performance is being evaluated to determine whether further employment in a specific position within the Company is appropriate.

Temporary Employees are not eligible to participate in any of the Company benefit programs, nor can they earn or accrue any paid or unpaid time off, but they can earn and accrue paid sick leave.

Notwithstanding the above, we will of course provide to temporary employees any and all benefits mandated by law.

Temporary employees cannot change from temporary status to any other employment status by such informal means such as remaining in our employ for a long period of time, or through oral promises made to them by co-workers, members of management, or supervisors. The only way a temporary employee's status can change is through a written notification signed by an officer of the Company

Pay Procedures

Company employees are paid on a semi-monthly basis on the 15th and last day of each month. Live checks and deposit vouchers will be available on those days. Due to varying bank processing times, those who have elected direct deposit will have net funds deposited to their accounts no later than the following day. If a regular payday falls on a holiday or weekend, employees will be paid on the preceding workday.

Payroll Deductions

Your paycheck reflects your total earnings for the pay period, as well as any mandatory or voluntary deductions from your paycheck. Mandatory deductions are deductions that we are legally required to take. Such deductions include federal income tax, Social Security tax (FICA), and any applicable state taxes. Voluntary deductions are deductions that you have authorized.

Advances

The Company does not allow employees to receive pay advances.

Wage Garnishments

A wage garnishment is an order from a court or a government agency directing us to withhold a certain amount of money from an employee's paycheck and send it to a person or agency. Wages can be garnished to pay child support, spousal support or alimony, tax debts, outstanding student loans, or money owed as a result of a judgment in a civil lawsuit.

If we are instructed by a court or agency to garnish an employee's wages, the employee will be notified of the garnishment at once. Please note that we are legally required to comply with these orders. If you dispute or have concerns about the amount of a garnishment, you must contact the court or agency that issued the order.

Overtime

In fulfilling job duties for the Company, exempt employees will at times find it necessary to work more than 40 hours in a given week. Exempt employees are not entitled to receive overtime compensation.

Overtime compensation is paid to non-exempt employees in accordance with federal and state wage and hour restrictions. Overtime is payable for all hours worked over 40 hours per week at a rate of one and one-half times the non-exempt employee's regular hourly rate. Time off on personal time, holidays, or any leave of absence will not be considered hours worked when calculating overtime. In addition, vacation time does not constitute hours worked.

All overtime work performed by an hourly employee must receive prior authorization from their supervisor. The supervisor’s signature on a timesheet authorizes pay for overtime hours worked.

Holidays

The Company will observe the following paid holidays in 2018:

Observed Holidays 2018	Day Observed	Date
New Years Day	1st January	Monday, Jan 1, 2018
Martin L King's Birthday	3rd Monday in January	Monday, Jan 15, 2018
Presidents' Day	3rd Monday in February	Monday, Feb 19, 2018
Memorial Day	Last Monday in May	Monday, May 28, 2018
Independence Day	4th July	Wednesday, Jul 4, 2018
Labor Day	1st Monday in September	Monday, Sept 3, 2018
Columbus Day	2nd Monday in October	Monday, Oct 8, 2018
Veteran’s Day	11th November	Monday, Nov 12, 2018
Thanksgiving Day	4th Thursday in November	Thursday, Nov 22, 2018
Christmas Day	25th December	Tuesday, Dec 25, 2018

The Company will observe the following paid holidays in 2019:

Observed Holidays 2017	Day Observed	Date
New Years Day	1st January	Tuesday, Jan 1, 2019
Martin L King's Birthday	3rd Monday in January	Monday, Jan 21, 2019
Presidents' Day	3rd Monday in February	Monday, Feb 18, 2019
Memorial Day	Last Monday in May	Monday, May 27, 2019
Independence Day	4th July	Thursday, Jul 4, 2019
Labor Day	1st Monday in September	Monday, Sept 2, 2019
Columbus Day	2nd Monday in October	Monday, Oct 14, 2019
Veteran’s Day	11th November	Monday, Nov 11, 2019
Thanksgiving Day	4th Thursday in November	Thursday, Nov 28, 2019
Christmas Day	25th December	Wednesday, Dec 25, 2019

The above paid holiday leave will be extended to all regular, full-time employees.

If you are required to work on a paid scheduled holiday you may take the equivalent time off on another date upon pre-approval from your supervisor. Non-exempt hourly paid employees may be entitled to overtime payments for working on a paid scheduled holiday.

Vacation

Regular full-time employees are eligible to accrue and use paid vacation time in accordance with the following policy:

·	20 days per year. Earned vacation can be taken after 3 months of employment.

While paid vacation time is granted in terms of days per year, the paid time accrues each month. Regular full-time employees begin to accrue paid vacation time from the date they start employment (or a pro-rated amount thereof during month when employment begins) at the average rate of 13.33 hours per month (10 x 12 = 120 hours).

Earned paid vacation time cannot be taken before it is accrued and approved. Vacations shall be scheduled with sufficient lead-time to provide coverage of job responsibilities and staffing requirements and must be approved by your supervisor.

The Company encourages employees to take vacation annually. Earned vacation time accrues to a maximum of 30 working days, whereupon the accrual is capped. If the accrual cap is reached, no additional vacation will be earned until accrued vacation time is used. In addition, retroactive accrual during time period while at accrual cap will not be granted.

In accordance with state law, in the event an employee is terminated, any unused accrued vacation will be paid in a lump sum in the employee’s final paycheck.

Sick Leave

Sick leave is to be used only when actually required to recover from illness or injury; sick leave is not for “personal” absences. Time off for medical and dental appointments in excess of four hours as out of office will be treated as sick leave. Employees should notify their supervisor no later than 9am on any day in which they are unwell and unable to work or in need of out-of-office time for a medical appointment.

The company offers a total of 5 days sick leave in any calendar year. Sick leave does not carry over from year to year and is not eligible for payout upon employee’s separation from the Company.

If an employee is on unpaid leave, holiday, or on vacation, they are not entitled to sick leave until such unpaid leave, holiday or vacation has ended and they are due to report back to work.

If an employee has used the 5 days of sick leave in any calendar year, accrued vacation time must be used thereafter. If such use causes a negative vacation time accrual to occur, any additional leave will be unpaid.

Contact the company administrator in the event of a long-term illness or injury that may qualify for state disability payments, and for leave pertaining to caring for an ill family member.

Jury Duty

Miscellaneous Leave Policies

The Company recognizes the responsibility of each citizen to participate in the jury process and does not encourage jury postponement unless each employee’s absence would be absolutely critical to a work project. Provided the employee provides written proof of jury duty served, the Company will pay both exempt and non-exempt full time employees for up to three days of jury duty service at their regular hourly rate.

Voting

If an employee does not have sufficient time outside of working hours to vote in a statewide election, he/she may, without loss of pay, take off up to two hours of working time to vote.

Such time must be at the beginning or end of the regular working shift, whichever allows the most free time for voting and the least time off from working, unless otherwise mutually agreed.

Bereavement

There are no federal or state laws requiring employers to provide employees with bereavement, funeral or similar leave. The existence of such leave is entirely a matter of company policy.

The Company will extend three days of paid bereavement leave for the loss of members of a full-time employee’s immediate family.

Maternity Leave

An employee who is pregnant and does not become certifiably disabled during the event is entitled to 4 weeks of maternity leave with full pay and an additional 4 weeks of maternity leave with half pay during the event, plus an additional 2 weeks of unpaid maternity leave for a standard delivery (4 weeks unpaid maternity leave for a cesarean delivery).

While on unpaid leave due to pregnancy, no seniority is lost. The company must place a woman returning from maternity leave in the same job she held before the leave, or in some cases, in a comparable position. Failure to return to work after the 10-12 week period can be considered voluntary termination.

An employee may choose to apply accrued vacation and sick time to the maternity leave period in order to receive pay during the unpaid part of the leave. Vacation time is not accrued during the unpaid maternity leave period. In accordance with state guidelines, holidays that may occur during an employee’s leave period do not cause the leave period to be extended by the number of holidays that occurred.

Paternity Leave

An employee who’s Spouse is pregnant is entitled to 4 weeks of paternity leave with full pay.

Unpaid Leave

In addition to paid and unpaid leave when vacation and sick leave balances have been depleted, the company recognizes the following unpaid leaves of longer duration.

Pregnancy Disability Leave

An employee who is pregnant is entitled to up to 4 months of pregnancy disability leave (PDL), if she works for an employer with 5 to 49 employees. The time is unpaid, and can be taken whenever a woman's doctor certifies that she is disabled during the pregnancy or after delivery. The time may be taken all at once during the few weeks before and after delivery, but can be taken at any time throughout and after the pregnancy for prenatal visits, complications, recovery, etc.

While on unpaid PDL, no seniority is lost. The company must place a woman returning from PDL in the same job she held before the leave, or in some cases, in a comparable position. Failure to return to work after the 4 months of PDL can be considered voluntary termination.

An employee may choose to apply accrued vacation and sick time to the PDL period in order to receive pay during part of the leave. Vacation time is not accrued during the unpaid PDL period. In accordance with state guidelines, holidays that may occur during an employee’s leave period do not cause the leave period to be extended by the number of holidays that occurred.

Leave of Absence

A leave of absence may be granted to regular employees who have worked for the company for a minimum of one full year. The granting of such leave is discretionary on the part of The Company and may not exceed 2 months in any twelve-month period. A written request stating the reason for the leave and the anticipated duration must be submitted at least two months before the leave is to begin in order to allow the company to make arrangements for coverage of duties if leave is approved. If circumstances are such that 2 months advance notice is not possible due to unforeseen circumstances, employee must make request with as much notice as possible.

A leave of absence must be taken in conjunction with any accrued paid vacation time, charging the first portion to the accrued leave. Paid vacation time does not accrue during a personal leave of absence. An employee taking a leave may continue to participate in the health plan by paying in advance the premium for the period covered by the leave.

Failure to return from a leave of absence will be deemed a voluntary resignation from The Company. Acceptance of other full or part-time employment during a personal leave without prior approval of the company will be considered a voluntary resignation.

The Company cannot guarantee that an employee’s exact position will be available upon an employee’s return from a personal leave of absence, but the employee will be welcome to any available position for which that employee is qualified and which involves comparable salary and responsibilities.

Benefits

The Medical and Dental Benefits and COBRA Benefits sections below are only applicable to the companies who have already established Group health and insurance coverage.

Medical and Dental Benefits

The Company offers health and insurance benefits for benefits-eligible employees and their eligible dependents (as determined by the carrier of the policies).

The employee’s portion of the premium deduction for health insurance begins on the pay period prior to the coverage start date.

This Manual does not contain the terms and/or conditions of any of the company’s current insurance benefit plans.

401k Plan

SOS will contribute (after 6 months employment) 6% of salary into a 401k plan. You are welcome to top that up to a certain amount as detailed in the 401k policy on signature.

COBRA Benefits

The Federal Consolidated Budget Reconciliation Act (COBRA) gives employees and their qualified beneficiaries the opportunity to continue health insurance coverage under the company’s health plan when a “qualifying event” would normally result in the loss of eligibility.

COBRA legislation requires employers with 20 or more employees to offer employees and their covered dependents the right to continue their group health care coverage after a qualifying event.

Some common qualifying events are resignation, termination of employment, or death of an employee; a reduction in an employee’s hours or leave of absence, divorce or legal separation and a dependent child no longer meeting eligibility requirements.

Under COBRA, the employee or beneficiary pays the full cost of coverage at the company’s group rates plus an administration fee. The Company provides each eligible employee with a written notice describing rights granted under COBRA when the employee becomes eligible for coverage under the Company health insurance plan. The notice contains important information about the employee's rights and obligations.

Workers Compensation

The company provides Workers’ Compensation Insurance for all full-time employees as required by law. The insurance protects the employee in the event of certain types of occupational accidents (illness and/or injury) while in the employ of the Company and while performing work for the Company.

State Disability Insurance

If you are disabled by a non-work related incident or when you are entitled to temporary workers’ compensation at a rate less than the daily disability benefit amount you maybe eligible for State Disability Insurance through the state of California. Each employee makes contributions to SDI in the form of a payroll deduction. Specific rules and regulations governing disability are available from Human Resources.

Social Security/Medicare

The Company withholds income tax from all employees’ earnings and participates in FICA (Social Security) and Medicare withholding and matching programs as required by law.

Employee Code of Conduct

Pursuant to terms and conditions of your employment agreement, employees of The Company shall represent The Company in a positive and professional manner to its clients, potential clients, or other entities with which employees interact on behalf of The Company.

Professionalism

Although we want our employees to enjoy their jobs and have fun working together, all employees must be aware that we are working in a professional capacity with each other and with our many partners. Therefore, we expect you to dress and act appropriately for your position and job duties. We don’t tolerate activities such as verbal or physical fighting (or any provocation thereof), horseplay (loud or boisterous or disruptive behavior), or practical jokes or pranks that disrupt the workplace (and therefore can lead to complaints of discrimination, harassment, or assault). These types of disruptive behaviors can dampen morale and cause undue harm and will not be tolerated and employees who violate this policy will face disciplinary action, up to and including termination. Of course, The Company will reasonably accommodate an employee's special dress or grooming needs that are the result of religion, ethnicity, race, or disability.

Threatening, Abusive, or Vulgar Language

We expect our employees to treat everyone they meet through their jobs with courtesy and respect. Threatening, abusive, and vulgar language has no place in our workplace. It destroys morale and relationships, and it impedes the effective and efficient operation of our business. As a result, we will not tolerate threatening, abusive, or vulgar language from employees while they are on the worksite, conducting The Company business, or attending the Company related business or social functions.

Employees who violate this policy will face disciplinary action, up to and including termination.

Insubordination

This workplace operates on a system of mutual respect between supervisors and employees. Supervisors must treat their employees with dignity and understanding, and employees must show due regard for their supervisors' authority.

Insubordination occurs when employees unreasonably refuse to obey the orders or follow the instructions of their supervisors. It also occurs when employees, through their actions or words, show disrespect toward their supervisors.

Insubordinate employees will face discipline, up to and including termination.

We understand, however, that there will be times when employees have valid reasons for refusing to do as their supervisor says. Perhaps the employee fears for his safety or the safety of others. Perhaps the employee believes that following instructions will violate the law or pose some other problem for the Company. Or maybe the employee thinks that there is a better way to accomplish a goal or perform a task. When these issues arise, we do not ask that employees blindly follow orders. Instead, we ask that employees explain the situation to their supervisor. If, after hearing the employee's side, the supervisor continues to give the same order or rule, the employee must either obey or use the complaint procedures described in Complaint Policies Section of this Handbook.

Search Policy

Employee Privacy

Privacy is important in our business and we must build trust-based relationships with our clients and with each other. While many of the conversations you may have internally and externally include confidential and private information, it is important to realize that you are representing the Company in all manner of communication and therefore your the Company workplace, files and equipment are all property of the Company. The Company reserves the right to access or search the Company property at any time to ensure compliance with our policies.

Any Company information stored in an employee’s own personal computer or electronic storage system is also considered to be the Company information and the Company must be given access to those files.

Computers, Email, and the Internet

The Company provides employees with computer equipment, including an Internet connection and access to an electronic communications system, to enable them to perform their jobs successfully. This policy governs your use of the Company email system.

Use of the Email System

The email system is intended for official Company business. Although you may use the email system for personal messages, you must exercise discretion as to the number and type of messages you send. Any employee who abuses this privilege may be subject to discipline.

Email Is Not Private

All email messages sent using Company communications equipment, including any personal messages that you may send, is considered to be the property of The Company. The Company reserves the right to access, monitor, read, and/or copy email messages at any time, for any reason. You should not expect that any email messages you send using Company equipment, including messages you consider to be, or label as, personal, are private.

Email Rules

All of our policies and rules of conduct apply to any employee use of the email system be it for official Company business or for sending or receiving personal messages. This means, for example, that you may not use the email system to send harassing or discriminatory messages, including messages with explicit sexual content or pornographic images; to send threatening messages; or to solicit others to purchase items for non-Company purposes.

We expect you to exercise discretion in using electronic communications equipment. When you send email using Company communications equipment, you are representing the Company. Make sure that your messages are professional and appropriate, in tone and content. Remember, although email may seem like a private conversation, email can be printed, saved, and forwarded to unintended recipients. You should not send any email that you wouldn't want your boss, your mother, or our The Company's competitors to read.

Violations

Any employee who violates this policy can be subject to discipline, up to and including termination.

·

Internet Use

The Company provides you with computer equipment and capabilities, including Internet access, to help you perform your job. This policy governs your use of that equipment to access the Internet.

Personal Use of the Internet

Our network and Internet access are for official Company business only. Employees may access the Internet for occasional personal use during work hours. All use of the Internet using Company equipment, business or personal, must be in accordance with the terms of this policy. An employee who engages in excessive Internet use, even during nonworking hours, or who violates any other provision of this policy, may be subject to discipline.

Prohibited Uses of the Internet

Employees may not, at any time, access the Internet using Company equipment or links for any of the following purposes:

·                  To visit websites that feature pornography, gambling, or violent images, or are otherwise inappropriate in the workplace.

·                  To operate an outside business, solicit money for personal purposes, or to otherwise act for personal financial gain, including running online auctions.

·                  To download software, articles, or other printed materials in violation of copyright laws.

·                  To download any software program onto Company owned equipment without the express consent of the Company.

·                  To read, open, or download any file from the Internet without first screening that file for viruses using the Company virus detection software.

Internet Use is Not Private

The Company reserves the right to monitor employee use of the Internet at any time, to ensure compliance with this policy. You should not expect that your use of the Internet including but not limited to the sites you visit, the amount of time you spend online, and the communications you have, will be private.

Software Use

It is the policy of the Company to use licensed software only in accordance with the terms of its license agreement. Violating a license agreement is not only unethical; it is also illegal and can subject the Company to criminal prosecution and substantial monetary penalties.

To help us adhere to this policy, employees may not do any of the following without written permission from the Company

·	Make a copy of any Company software program, for any reason.
·	Install a Company software program on a home computer.

·                  Install a personal software program (that is, software owned by the employee) on any Company computer.

·	Download any software program from the Internet to a Company computer.

The Company may audit Company owned computers at any time to ensure compliance with this policy.

Safety Policy

Health and Safety

The Company takes employee safety very seriously. In order to provide a safe workplace for everyone, every employee must follow our safety rules:

·                  Horseplay, roughhousing, and other physical acts that may endanger employees or cause accidents are prohibited.

·	Employees must follow their supervisors' safety instructions.

·	All employees must immediately report any workplace condition that they believe to be unsafe to their supervisor or to any member of The Company management team. The Company will look into the matter promptly.

·                  All employees must immediately report any workplace accident or injury to your supervisor or to any member of the Company management team.

What to Do in an Emergency

In case of an emergency, such as a fire, earthquake, or accident, your first priority should be your own safety. In the event of an emergency causing serious injuries,

IMMEDIATELY DIAL 9-1-1 to alert police and rescue workers of the situation.

If you hear a fire alarm or in case of an emergency that requires evacuation, please proceed quickly and calmly to the fire exits within our offices. Remember that every second may count so don't return to the workplace to retrieve personal belongings or work-related items.

Violence Is Prohibited

We will not tolerate violence or weapons of any sort in the workplace. Violence includes physical altercations, coercion, pushing or shoving, horseplay, intimidation, stalking, and threats of violence. Any comments about violence will be taken seriously - and may result in your termination.

Please do not joke or make offhand remarks about violence.

What to Do in Case of Violence

If you observe an incident or threat of violence that is immediate and serious, IMMEDIATELY DIAL 9-1-1 and report the incident to the police.

If the incident or threat does not appear to require immediate police intervention, contact your supervisor or to any member of the Company management team and report it as soon as possible, using the Company’s complaint procedure. All complaints will be investigated and appropriate action will be taken. You will not face retaliation for making a complaint.

Termination of Employment

All Company owned property, including vehicles, keys and identification badges, credit cards, hardware and software and other equipment must be returned immediately upon termination whether voluntary or involuntary. If applicable a final approved timesheet stating employee’s hours up to termination must be submitted on final the day of employment.

Voluntary Termination of Employment

Employees have the right to resign or terminate their employment at any time. However, the Company requests that an employee who resigns to provide written notice of separation to the Company at least two weeks in advance of the anticipated termination date.

If an employee is absent for three or more consecutive days and does not contact the Company, the Company will consider the employee has voluntarily resigned from his/her position.

The last day the employee physically reports to work will be considered the last day of active employment. Paid vacation time cannot be used after this date. Accrued paid vacation will be processed for payment to the employee.

Involuntary Termination of Employment

Violation of Company policies and rules may warrant disciplinary action.

The Company, in its sole discretion, may utilize whatever form of discipline is deemed appropriate under the circumstances up to, and including, termination of employment.

Ending Employment

Final Paychecks

Employees who voluntarily terminate their employment will receive their final paycheck no later than 72 hours after their departure. Employees who are terminated involuntarily will receive their final paycheck no later than 24 hours after their departure.

Final paychecks will include all compensation earned but not paid through the date of termination.

No Severance Pay

The Company does not guarantee severance pay to terminated employees, whether they quit, are laid off, or are fired for any reason.

Continuing Your Health Insurance Coverage

The Company offers employees group health insurance coverage as a benefit of employment. If you are no longer eligible for insurance coverage because of a reduction in hours, because you have voluntarily terminated your employment, or because you are terminated for reasons other than serious misconduct, you have the right to continue your health insurance coverage for up to 12 months via COBRA. You will have to pay the cost of this coverage.

Others covered by your insurance (your spouse and children, for example) also have the right to continue coverage if they are no longer eligible for certain reasons. If you and your spouse divorce or become legally separated, or if you die while in our employ, your spouse may continue coverage under our group health plan. And once your children lose their dependent status, they may continue their health care as well. In any of these situations, your family members are entitled to up to 12 months of continued health care. They must pay the cost of this coverage.

You will receive an initial notice of your right to continued health insurance coverage when you first become eligible for health insurance under The Company group plan. You will receive an additional notice when your hours are reduced, you quit, or you are terminated.

This second notice will tell you how to choose continuation coverage, what your obligations will be, and how much the insurance will cost. You must notify us if any of your family members becomes eligible for continued coverage due to divorce, separation, or reaching the age of majority.

Exit Interviews

We will hold an exit interview with every employee who leaves the Company, for any reason. During the interview, you will have the opportunity to tell us about your employment experience here what you liked, what you didn't like, and where you think we can improve. We greatly value these comments.

The exit interview also gives us a chance to handle some practical matters relating to the end of your employment. You will be expected to return all Company property at the interview. You will also have an opportunity to ask any questions you might have about insurance, benefits, final paychecks, references, or any other matter relating to your employment.

References

When we are contacted by prospective employers seeking information about former employees, we will release the following data only: the position(s) the employee held, the dates the employee worked for our The Company, and the employee's salary or rate of pay.

Equal Employment Opportunity

In order to provide equal employment and advancement opportunities to all individuals, employment decisions at the Company will be based on merit, qualifications, and abilities. The company does not discriminate in employment opportunities or practices because of race, color, religion, sex, national origin, age or disability.

The Company will make reasonable accommodations for qualified individuals with known disabilities unless doing so would result in an undue hardship. This policy governs all aspects of employment, including selection, job assignment, compensation, discipline, termination, and access to benefits and training.

Employees with questions or concerns about discrimination in the workplace are encouraged to bring these issues to the attention of their supervisor. Employees can raise concerns and make reports without fear of reprisal. Anyone found to be engaging in unlawful discrimination is subject to disciplinary action, including termination of employment.

Non-Harassment Policy

The Company is committed to providing a work environment that is free of discrimination and unlawful harassment. Actions, words, jokes, or comments based on an individual’s sex, race, ethnicity, age, religion, or any other legally protected characteristic will not be tolerated.

If you believe you have been the victim of harassment, or know of another employee who has, report it immediately. Employees can raise concerns and make reports without fear of reprisal.

Any supervisor who becomes aware of possible harassment should promptly advise the Chief Executive Officer who will oversee the handling of the matter in a timely and confidential manner.

The Company encourages all employees to report any incidents of harassment forbidden by this policy immediately so that complaints can be quickly and fairly resolved. You also should be aware that the Federal Equal Employment Opportunity Commission and the California Department of Fair Employment and Housing investigate and prosecute complaints of prohibited harassment in employment. If you think you have been harassed or that you have been retaliated against for resisting or complaining, you may file a complaint with the appropriate agency. The nearest office is listed in the telephone book.

Complaint Procedures

Complaint Policies

The Company is committed to providing a safe and productive work environment, free of threats to the health, safety, and well being of our workers. These threats include, but are not limited to, harassment, discrimination, violations of health and safety rules, and violence.

Any employee who witnesses or is subject to inappropriate conduct in the workplace may complain to their Company representative or to any Company Officer. Any supervisor, manager, or Company officer, who receives a complaint about, hears of, or witnesses any inappropriate conduct is required to immediately notify the Chief Executive Officer of the Company.

Inappropriate conduct includes any conduct prohibited by our policies about harassment, discrimination, discipline, workplace violence, health and safety, and drug and alcohol use.

In addition, we encourage employees to come forward with any workplace complaint, even if the subject of the complaint is not explicitly covered by our written policies.

We encourage you to come forward with complaints immediately, so we can take whatever action is needed to handle the problem. Once a complaint has been made, the Chief Executive Officer of the Company will determine how to handle it. For serious complaints alleging harassment, discrimination, and other illegal conduct, we will immediately conduct a complete and impartial investigation. All complaints will be handled as confidentially as possible. When the investigation is complete, the Company will take corrective action, if appropriate.

We will not engage in or allow retaliation against any employee who makes a good faith complaint or participates in an investigation. If you believe that you are being subjected to any kind of negative treatment because you made or were questioned about a complaint, report the conduct immediately to your supervisor or to any officer of the Company.

Our Doors Are Open to You

We want to maintain a positive and pleasant environment for all of our employees. To help us meet this goal, the Company has an open-door policy, by which employees are encouraged to report work-related concerns.

If something about your job is bothering you, or if you have a question, concern, idea, or problem related to your work, please discuss it with your immediate supervisor as soon as possible. If for any reason you don't feel comfortable bringing the matter to your supervisor, feel free to raise the issue with any Company officer.

We encourage you to come forward and make your concerns known to the Company. We can't solve the problem if we don't know about it.

Employee Records

Your Personnel File

The Company maintains a personnel file on each employee. The purpose of this file is to allow us to make decisions and take actions that are personally important to you, including notifying your family in case of an emergency, calculating income tax deductions and withholdings, and paying for appropriate insurance coverage.

We do not keep medical records or work eligibility forms in your personnel file. Those are kept separately.

Your personnel file is physically kept in the office of the designated Company administrator.

If you have any questions about your personnel file, contact your Company administrator and they will assist you.

Confidentiality of Personnel Files

Because the information in your personnel file is by its nature personal, we keep the file as confidential as possible. We allow access to your file only on a need-to-know basis.

Please Notify Us If Your Information Changes

Because we use the information in your personnel file to take actions on your behalf, it is important that the information in that file be accurate. Please notify your Company administrator whenever any of the following information changes:

·	Your name
·	Your mailing address
·	Your phone number
·	Your dependents
·	The number of dependents you are designating for income tax withholding
·	Your marital status

·                  The name and phone number of the individual whom we should notify in case of an emergency

Inspecting Your Records

You have the right to inspect your personnel file at any time. For access to your personnel file contact your Company administrator.

Work Eligibility Records

In compliance with federal law, all newly hired employees must present proof that they are legally eligible to work in the United States. We must keep records related to that proof, including a copy of the Form I-9 that each employee completes for us.

Those forms are kept as confidential as possible. We do not keep them in your personnel file.

If you would like more information about your I-9 form contact your The Company administrator.

Medical Records

We understand the particularly sensitive nature of an employee's medical records, so we do not place any such records in the employee's personnel file. We keep all medical records in a separate and secure place.

If you have any questions about the storage of your medical records or about inspecting your medical records, contact your The Company administrator

Employment Documentation

In accordance with the Immigration Reform and Control Act of 1986, you will be required to provide documentation to establish your identity and right to work in the United States as a condition of employment. The most common documentation for I-9 completion is a combination of current driver’s license and a social security card. Passports, Temporary Resident Card with photograph, or any other INS forms showing both identity and employment eligibility is also acceptable. I-9 completion with proper documentation is a federally mandated process. No employee can begin work without first presenting the required information.

In addition to completing an I-9, all employees must sign their offer letter, complete a W-4 and any other requested documentation prior to or on the first day of employment.

Child Support Reporting Requirements

Federal and state laws require us to report basic information about new employees, including your name, address, and Social Security number, to a state agency called the State Directory of New Hires. The state collects this information to enforce child support orders.

If the state determines that you owe child support, it will send us an order requiring us to withhold money from your paycheck to pay your child support obligations.

Drugs and Alcohol

Policy Against Alcohol and Illegal Drug Use

The Company is committed to providing a safe, comfortable, and productive work environment for its employees. We recognize that employees who abuse drugs or alcohol at work - or who appear at work under the influence of illegal drugs or alcohol - harm both themselves and the work environment.

As a result, we prohibit employees from doing the following:

·	Appearing at work under the influence of alcohol or illegal drugs

·                  Conducting Company business while under the influence of alcohol or illegal drugs (whether or not the employee is actually on work premises at the time)

Employees who violate this policy may face disciplinary action, up to and including termination.

We do not prohibit employees from consuming alcohol at social or business functions that we sponsor where alcohol is served or in client/prospective client social settings. We do prohibit consuming alcohol to the point of intoxication or to the point where they endanger their own safety or the safety of others.

Trade Secrets and Conflicts of Interest

Confidentiality and Trade Secrets

Information is part of what makes the Company competitive. During your employment here, you will periodically learn sensitive information, either because you help to develop that information or because you need that information to do your job. It is important for the health of this business - and for the well being of employees who depend on this business for their livelihood - that you keep information you learn through your employment confidential. Employees who improperly disclose sensitive information, confidential information, proprietary information, or trade secret information to anyone outside The Company will face disciplinary action, up to and including termination. Therefore, we encourage you to periodically review the Employee Invention Assignment and Confidentiality Agreement that you signed when you joined the Company. Contact your Company administrator if you like to learn more about the aforementioned agreement or this policy or if you have any questions.

After you leave the Company, you are still legally prohibited from disclosing sensitive, proprietary, trade secret, or confidential information. If you disclose such information, we will seek legal remedies.

Conflicts of Interest

The Company’s success depends on the hard work, dedication, and integrity of everyone who works here. In turn, our employees' livelihood depends on the success of our Company.

Because we depend so much on our employees, and because they depend so much on us, we expect all employees to devote their energies and loyalties to the Company. We do not allow employees to engage in any activities or relationships that create either an actual conflict of interest or the potential for a conflict of interest.

Although we cannot list every activity or relationship that would create either an actual or potential conflict of interest, examples of activities that violate this policy include the following:

·                  Working for a competitor or customer or vendor as a part-time employee, full- time employee, consultant, or independent contractor, or in any other capacity

·                  Owning an interest in a competitor, customer, vendor, or anyone else who seeks to do business with The Company

·	Using the resources of the Company for personal gain, and
·	Using your position in the Company for personal gain.

Employees who violate this policy will face disciplinary action, up to and including termination.

If you are unsure about whether an activity might violate this policy, or if you have any questions at all about this policy, please talk to your Company administrator.

Return of Company Property

When your employment with the Company ends, we expect you to return any Company property and to return it clean and in good repair. This includes this Employee Handbook, all manuals and guides, documents, phones, computers, equipment, keys, and tools.

We reserve the right to take any lawful action to recover or protect our property.

If you do not return a piece of property, we will withhold from your final paycheck the cost of replacing that piece of property. If you return a piece of property in disrepair, we will withhold from your final paycheck the cost of repair. We also reserve the right to take any other lawful action necessary to recover or protect our property.

Performance Evaluation

Each Company manager will carry out a formal annual performance review with their direct reports and will provide a written evaluation that summarizes the review. The evaluation system is designed to promote communication between you and your manager about your job performance. At times, the frequency of formal performance evaluations may vary depending on changes in job position or duties, past performance or recurring performance issues. Such evaluations will assess the employee’s work responsibilities and performance for the appropriate time period, and may include a compensation review.

In addition to the formal annual performance review detailed above, within three months of joining the Company, you will review your job description with your direct manager and set the objectives that you are expected to achieve and the criteria relevant to any evaluation and bonus that may be applicable to your role. Thereafter, you will have an informal quarterly review to measure your progress against the objectives that were set with your manager and discuss any areas for improvement. You will also have the opportunity to express what you would like to achieve at The Company and how you would like to grow within the company and help to shape your role within our business.

Salary increases, if any, are not automatically granted; they are earned. Salaries are determined by a number of factors, including the state of the economy, overall the Company performance, competitive wages in similar industries, and individual performance.

Travel & Expense

All Company employees are expected to travel in the most effective and cost-efficient way possible when out of town travel is necessary. This includes airfare, meals, lodging and ground transportation.

Any reimbursement will be made in accordance with the Company Travel and Entertainment Expenses Policy. This document will be provided to you separately. It is important that you become familiar with the Company Expense Policy as reimbursements are only made if the policy guidelines have been followed.

You should be aware that the Company WILL NOT reimburse any claim that is submitted 60 days or more after the expense in question was incurred. There are no exceptions to this rule.

Confirmation of Receipt

I have received my copy of the Company employee handbook and agree to comply with the foregoing company policies that are summarized below:

Employment at Will Statement Computers, Email, and the Internet

Employee Classifications Termination of Employment

Pay Procedures Ending Employment

Payroll Deductions Equal Employment Opportunity

Advance The Company Non-Harassment

Wage Garnishments Complaint Policies

Overtime Employee Records

Holidays Drugs and Alcohol

Vacation Trade Secrets and Conflicts of Interest

Sick Leave Employment Documentation

Miscellaneous Leave Policies Child Support Reporting Requirements

Unpaid Leave Return of The Company Property

Employee Code of Conduct Performance Evaluation

Health and Safety Benefits

Employee Privacy Travel & Expenses

I understand that except for employment at-will status, the Company can change any and all policies or practices at any time.

I understand and agree that nothing in the employee handbook creates or is intended to create a promise or representation of continued employment and that employment at the Company is employment at-will; employment may be terminated at the will of either the Company or myself. My signature certifies that I understand that the foregoing agreement on at-will status is the sole and entire agreement between the Company and myself concerning the duration of my employment and the circumstances under which my employment may be terminated. It supersedes all prior agreements, understandings and representations concerning my employment with the Company.

Employee Signature: Date:

Printed Name:

Email and Internet Policy Acknowledgment Form

My signature on this form indicates that I have read the Company email and Internet policies contained within the employee handbook and I agree to abide by their terms. I understand that any email messages I send or receive using Company equipment are not private, and that the Company may access, monitor, read, and/or copy those messages at any time, for any reason. I also understand that the Company reserves the right to monitor my Internet use, and that such monitoring may occur at any time, for any reason.

Employee Signature: Date:

INSIDER TRADING POLICY

1. General Purpose

Federal securities laws prohibit the purchase or sale of securities by persons who are aware of material non-public information about a company, as well as the disclosure of material, non-public information about a company to others who then trade in the company’s securities. These transactions are commonly known as “insider trading”.

Insider trading violations are heavily pursued by the Securities and Exchange Commission and the U.S. Attorney General’s Offices and are punished. While the regulatory authorities concentrate their efforts on individuals who trade, or who provide inside information to others who trade, the Federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Board of Directors of SOS Hydration Inc., a Nevada corporation (the “Company”), has adopted this Insider Trading Policy (the “Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help the Company’s personnel avoid the consequences associated with violations of the insider trading laws.

This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company, not just so-called “insiders.” Everyone within the Company has worked very hard to establish the Company as a company known for integrity and ethical conduct, and the Company cannot afford to have that reputation damaged.

A copy of this Policy is to be delivered to all current and new employees and consultants upon the commencement of their relationships with the Company.

2. Persons Covered

This Policy applies to and refers to an “insider” and we wish to define it herein. Insiders of the Company are defined as (a) members of our Board of Directors, corporate officers and employees; (b) consultants to the Company or other persons associated with the Company and/or its subsidiaries, including distributors, sales agents or other partners that may, in the course of their work with the Company, receive access to confidential, material non-public information; and (c) household and immediate family members of those listed in (a) and (b) above.

3. Definitions

A) Material non-public information: Material non-public information is defined to be information that is not known to persons outside the immediate company that could be relied upon or considered significant to an investor making a decision to buy or sell the Company’s securities. It is currently very difficult to define each and every category under this heading. However, any information that should be considered sensitive and non-public material includes but is not limited to the following:

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i) Financial results;

ii) Future Earnings or Losses;

iii) News of a pending or proposed sale, merger or acquisition;

iv) Acquisitions, Mergers or Divestitures;

v) Impending bankruptcy or financial liquidity problems;

vi) Major changes in senior management;

vii) Stock dividends or splits;

viii) New equity or debt offerings;

ix) Large contracts in a pending status or in discussion.

Remember, anyone who is reviewing your securities transactions will be doing so after the fact, with the benefit of hindsight. As such, before engaging in any transaction, you should carefully consider how the others might view the transaction.

B) Black-Out Periods: A “Black-Out Period” is a time before and after a significant event wherein an insider may not buy or sell the Company’s securities without violating this Policy.

There are four Black-Out Periods for insiders of the Company. These Black-Out Periods begin twenty (20) days prior to the release of financial results for the periods ending March 31, June 30, September 30, and December 31. These Black-Out Periods end three (3) full trading days after the financial results have been announced for the preceding period.

Additional Black-Out Periods may occur when other material events occur, such as a press release sent out to the public, wherein only a select few persons have knowledge of the event. If you are one of these individuals, or if it would appear to an outsider that you were likely to have had access to such information related to the event, then you will not be allowed to purchase or sell the Company’s securities so long as the event remains non-public information and for three full trading days after the release of the previous non-public information.

Also, the Company may occasionally issue interim earnings guidance or other potentially material information by filing with the Securities and Exchange Commission a Form 8-K or by other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the public market which should take a minimum of three business days. The existence of an additional Black-Out Period will not be announced. If you request pre-clearance of a transaction in the Company’s securities during an additional Black-Out Period, you will be informed of the existence of a Black-Out Period, but you may not be advised of the reason for the Black-Out Period.

If you are made aware of the existence of an additional Black-Out Period, you should not disclose the existence of the Black-Out Period to any other person. Whether or not you are designated as being subject to an additional Black-Out Period, you still have the obligation not to purchase or sell the Company’s securities while you are aware of the material non-public information.

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C) Securities: Securities of the Company are defined as common stock, preferred stock, options to purchase stock, warrants, convertible debt and/or derivative securities.

These Black-Out Periods may not apply to the exercise of Stock Option Agreements for Rule 144 common stock of the Company that are issued by the Company or other stock issuances approved by the Board of Directors.

4. Policy

v No insider may buy or sell the Company’s securities at any time when they have material non-public information relating to the Company.

v No insider may buy or sell securities of another company at any time when they have material non-public information about that company, including, without limitation, any company that we conduct ordinary business with, such as customers, vendors or suppliers, when that information is obtained during the course of his/her employment with the Company.

v No insider may disclose material non-public information to third parties, to any other person, including family members, or make recommendations or express opinions on the basis of material non-public information with regard to trading securities.

v No insider who receives or has access to our material non-public information may comment on the stock price movement or rumors of other corporate developments that are of possible significance to the investing public, unless it is part of his/her job description (e.g. Investor Relations) or you have been specifically pre-authorized by the Company’s CEO or CFO in each instance.

v If you comment on stock price movement or rumors and/or disclose material non-public information, you should immediately contact either the Company’s CEO or CFO.

v No insider may buy or sell our securities during any of the four Black-Out Periods that occur each fiscal year or any other Black-Out Period.

v This Policy will continue in effect until the end of the first Black-Out Period after termination of employment or other relationship with the Company.

5. Special Rules

If a concern or question relating to your status within the Company (insider or not, etc.) should arise, please contact the CEO or CFO.

A) Special Rules applicable to the Board of Directors, those officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (persons subject to reports on Forms 3, 4, and 5), and other employees who may be designated from time to time by the CEO, CFO, Board of Directors, or the Company’s legal counsel.

1. In addition to the restrictions related to the trading of the Company’s securities as defined in Section 4 above, insiders shall not purchase or sell any of the Company’s securities, except:

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a. After first consulting with and pre-clearing such transaction with the Company’s legal counsel;

b. Only during the period commencing at the opening of the fourth full day after earnings are released with respect to the preceding fiscal quarter and ending twenty (20) days prior to the end of the current fiscal quarter.

2. In addition to the restrictions related to the trading of the Company’s securities as defined in Section 4 above, insiders shall:

a. Not engage in short sales of the Company’s securities;

b. Not buy or sell put options, call options or other derivatives of the Company’s securities.

3. In addition to the restrictions related to the trading of the Company’s securities as defined in Section 4 above, insiders shall comply with SEC Rule 10b-5 with his/her broker when placing purchase or sales orders of the Company’s securities near a Black-Out Period Date.

B) Special Rules applicable to officers of the Company that are not subject to Section 16 of the Exchange Act, and assistants and secretaries of insiders, and certain other employees that may be designated from time to time by the CEO, CFO, Board of Directors or the Company’s legal counsel.

1. In addition to the restrictions related to the trading of the Company’s securities as defined in Section 4 above, insiders shall not:

a. Purchase or sell any the Company’s securities except during the period commencing at the opening of the fourth full day after earnings are released with respect to the preceding fiscal quarter and ending twenty (20) days prior to the end of the current fiscal quarter;

b. Not engage in short sales of the Company’s securities.

6. Exceptions to the Policy

The restriction related to the trading of the Company’s securities as defined in Section 4 above does not apply to the following item:

A) The exercise of stock options for cash under any equity, pension or stock option plan or any other plan later defined; but it will or may apply to the sale of the shares, since the market price does not affect the exercise price stated in the agreement.

7. Potential Criminal and/or Civil Liability and/or Disciplinary Action

The items set forth in this Policy are to be viewed as guidelines, not as comprehensive coverage of all potential instances. Appropriate judgment should be exercised by each individual in connection with the purchase or sale of securities.

Insiders found liable for insider trading may be subject to criminal penalties of up to $5,000,000 and up to twenty (20) years in jail for trading of securities based on material non-public information. In addition, insiders may also be liable for transactions improperly conducted by any person to whom they have disclosed the material non-public information. The Securities and Exchange Commission has imposed large penalties even when the disclosing person did not profit, directly or indirectly, from the trade(s). There are also civil penalties of up to three times the profit gained or loss avoided that may be imposed.

The Company may also be found liable for insider trading by any insider. The Company may be fined up to $25 million dollars as a criminal penalty, as well as civil penalties of up to $1.0 million or three times the profit gained or loss avoided as a result of the violation.

Furthermore, any employee who is found in violation of this Policy will be subject to disciplinary action, including criminal and civil liability, ineligibility of future participation in equity incentive plans and/or termination of employment.

For all questions or the reporting of any violations, please contact either:

James Mayo, CEO, 415-815-7665

Victor Andrade, ______________

Rowland Day, Esq., 949-350-6500

ACKNOWLEDGMENT CONCERNING INSIDER TRADING POLICY

I, ___________________________, acknowledge that I have read and understand the Insider Trading Policy of the Company and I agree to follow and abide by the provisions and rules stated therein. I further certify that I understand that failure to adhere to these rules will result in serious criminal and civil legal liability and consequences, and may result in termination of my employment with the Company.

Dated this ____ day of ___________ 2022.

SOS HYDRATION INC.

Signature: ………

Name: ……..

SOS HYDRATION INC.

CODE OF BUSINESS CONDUCT AND ETHICS

It is the general policy of SOS Hydration Inc. (the “Company”) to conduct its business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws. This Code of Business Conduct and Ethics (this “Code”)

reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and director to read and understand this Code and its application to the performance of his or her business responsibilities and ethics to the Company. This Code applies to all employees, officers, and directors.

This Code cannot possibly describe every principle or nuance relating to honest and ethical conduct. This Code addresses our conduct that is particularly important with the people and entities with whom we interact. From time to time, we may adopt additional policies and procedures with which our employees, officers and directors are expected to comply. It is the responsibility of each employee, officer, and director to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in this Code.

You should not hesitate to voice your concerns or ask your supervisor or the Chief

Financial Officer about whether any conduct you see or hear may violate this Code. In addition,

you should be alert to possible violations of this Code by others and report suspected violations,

without fear of any form of retaliation. Violations of this Code will not be tolerated. Any employee, officer or director who violates the standards in this Code may be subject to disciplinary action, which, depending on the nature of the violation, may range from a warning or reprimand up to and including termination of employment or relationship with the Company and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

I. HONEST AND ETHICAL CONDUCT

It is the policy of the Company to promote the highest standards of integrity by conducting our affairs in an honest and ethical manner.

II. LEGAL COMPLIANCE

Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee, officer and director operating within legal guidelines and cooperating with local, national and international authorities. We expect everyone to understand the legal and regulatory requirements applicable to their business departments and areas of responsibility and to comply with all relevant laws, rules and regulations associated with their employment and positions at the Company. This includes laws prohibiting insider trading (which are discussed in further detail below). While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you immediately seek answers from your supervisor or the Chief Financial Officer.

III. INSIDER TRADING

Employees who have access to confidential or non-public information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about the Company or about companies with which we do business is considered confidential information. To use non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of non-public information that you supplied, is not only unethical, it is illegal, and you may lose your job and be subject to both civil and criminal proceedings. Employees must exercise the utmost care when handling material non-public information.

We have adopted a separate Company Policy on Insider Trading with which you will be expected to comply as a condition of your employment with the Company. You should consult our Company Policy on Insider Trading for more specific information.

IV. RESEARCH AND DEVELOPMENT; REGULATORY COMPLIANCE

The research and development of our products may be subject to a number of legal and regulatory requirements. We expect employees to comply with all such requirements.

V. ENVIRONMENTAL COMPLIANCE

Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can involve monetary fines and imprisonment.

We expect employees to comply with all applicable environmental laws.

VI. CONFLICTS OF INTEREST

We respect the rights of our employees to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, employees should avoid conflicts of interest that occur when their personal interests may interfere or appear to interfere in any way with the performance of their duties or the best interests of the Company. A “conflict of interest” occurs when the private interest of an employee interferes in any way, or appears to interfere with the interests of the Company. Conflicts of interest also arise when an employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company. We expect our employees to be free from influences that conflict with the best interests of the Company or might deprive the Company of their undivided loyalty in business dealings. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of the Company, you must discuss the matter with your supervisor or the Chief Financial Officer. Supervisors may not authorize conflict of interest matters or make determinations as to whether a potential conflict of interest exists without first seeking the approval of the Chief Financial Officer and providing the

Chief Financial Officer with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Chief Financial

Officer. Officers and directors must seek any authorizations and determinations from the Audit

Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”),

depending on the nature of the conflict of interest.

Conflicts of interests may not always be obvious and clear-cut. This Code does not attempt to describe all possible conflicts of interest which could develop. If you suspect a conflict of interest then it should be brought to the attention of your supervisor, manager or other appropriate personnel. Some of the more common conflicts are set out below.

1. Employment by (including consulting for) or service on the board of a competitor,

customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of the Company is prohibited, including employment by, consulting for, or service on the board of a competitor. Employment by, consulting for, or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek written authorization from the Chief Financial Officer in advance if you plan to take such a position.

2. Investments in companies that do business, seek to do business or compete with

us. Employees evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and the Company; the employee’s access to confidential information; and the employee’s ability to influence the Company’s decisions. If you would like to acquire a financial interest of that kind, you must seek approval from the Chief Financial Officer in advance. Generally passive investments of not more than one percent of the total outstanding shares of companies listed on a national securities exchange are permitted without the Company’s approval provided that the investment is not so significant either in absolute dollars or percentage of the individual’s total investment portfolio that it creates the appearance of a conflict of interest.

3. Conducting our business transactions with a family member or a business in which you have a significant financial interest. Related-person transactions must be reviewed in accordance with such policy and will be publicly disclosed to the extent required by applicable laws and regulations.

4. Taking personal advantage of corporate opportunities. See “Corporate

Opportunities” below for further discussion of the issues involved in this type of conflict.

5. Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See “Gifts and

Entertainment” for further discussion of the issues involved in this type of conflict. Loans to, or guarantees of obligations of, employees or their family members by the Company could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances.

Some loans are expressly prohibited by law, and applicable law requires that our

Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by the Company must be approved in advance by the Board of Directors or the Audit Committee.

VII. CORPORATE OPPORTUNITIES

You may not take personal advantage of opportunities for the Company that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized in writing by the Chief Financial Officer.

The Board of Directors or the Audit Committee may grant authorization to a director or officer.

Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You may not use your position with the Company or our corporate property or information for improper personal gain, nor should you compete with us in any way.

VIII. ACCURACY OF BOOKS AND RECORDS AND FINANCIAL REPORTING

The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore,

our corporate and business records should be completed accurately and honestly. The making of false or misleading entries is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors,

employees, financial institutions, shareholders, debt holders, and federal and state organizations which includes the Securities and Exchange Commission and NASDAQ, and others with whom we do business. As a result, it is important that our books, records, and accounts accurately and fairly reflect, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

1. no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

2. transactions be supported by appropriate documentation;

3. the terms of commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

4. employees comply with our system of internal controls; and

5. no cash or other assets be maintained for any purpose in any unrecorded or

“off- the-books” fund or account.

Employees who are responsible for accounting matters or contribute to or prepare the

Company’s financial statements, periodic reports filed with the Securities and Exchange

Commission (the “SEC”) or other public disclosure documents or communications should ensure that our books, records and accounts are accurately maintained, be familiar with our disclosure controls, procedures, and internal controls and take all necessary steps to ensure that all reports filed with or submitted to the SEC and all other public disclosures regarding our business provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. All employees are expected to cooperate fully with our independent auditors and persons performing an internal audit function.

IX. GIFTS AND ENTERTAINMENT

Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with current or potential suppliers, vendors or partners or facilitate approvals from government officials. The exchange of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express permission is received from a supervisor, the Chief Financial Officer or the Audit Committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not excessive in value. This principle of reasonableness applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers and the public at large should know that our employees’ judgment and decisions are not for sale.

Under some statutes, such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Chief Financial

Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

X. PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees are expected to protect our assets and ensure their efficient use. Theft,

carelessness and waste have a direct impact on our financial condition and results of operations.

Our property, such as office supplies, computer equipment, products, warehouse supplies and our office, warehouse, research and development space are expected to be used only for our legitimate business purposes.

The obligation to protect the Company’s assets includes the Company’s proprietary information. Proprietary information includes intellectual property (such as trade secrets, patents and trademarks) as well as product development, scientific data, manufacturing, business and marketing plans, databases, records and any non-public financial data or reports.

Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Chief Financial Officer.

XI. CONFIDENTIALITY

One of our most important assets is our confidential and proprietary information. As an employee of the Company, you may learn of information about the Company that is confidential and proprietary. Employees who have received or have access to confidential information should take care to keep this information confidential. Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about our business and our products until that information is disclosed to the public through approved channels. You should also take care not to inadvertently disclose confidential information. Confidential information includes but is not limited to: non-public information that might be of use to competitors or harmful to the Company or its suppliers, vendors or partners if disclosed, such as business,

marketing and service plans, financial information, product development, scientific data,

manufacturing, laboratory results, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, patients or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners. This information may be protected by patent, trademark, copyright and trade secret laws.

In addition, because we interact with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat that information in the same manner as you are required to treat our confidential and proprietary information–you may not disclose it. There may even be times when you must treat as confidential the fact that we have an interest in, or are involved with, another company.

In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, then you must handle that information in accordance with the applicable policy.

XII. WAIVERS

Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our

Board or, to the extent permitted by the rules of any national securities exchange we may be listed on from time to time, and may be disclosed as required by applicable laws, rules and regulations.

XIII. REPORTING VIOLATIONS OF THE CODE. ENFORCEMENT

AND NON-RETALIATION

If you become aware of a suspected or actual violation of this Code, you must promptly report the matter. Failure to report a known violation allows misconduct to go unremedied and is itself grounds for discipline. Ordinarily, the report may be made to the employee’s immediate supervisor who, in turn, must report it to the Chief Financial Officer. Reports concerning potential violations of this Code may also be made directly to the Chief Financial Officer. If the report pertains to concerns regarding questionable accounting or auditing matters, the employee should direct the report to the Chief Financial Officer or to the Chair of the Audit Committee of

the Board of Directors. If the report pertains to an actual or suspected violation by an officer or director, the employee should direct the report to the Chief Financial Officer and/or the Audit

Committee.

Supervisors must promptly report any complaints or observations of Code violations to the Chief Financial Officer. If you believe your supervisor has not taken appropriate action, you should contact the Chief Financial Officer directly. The Chief Financial Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized in writing to do so by the Chief Financial Officer.

Your cooperation in the investigation will be expected. As needed, the Chief Financial Officer will consult with our Human Resources department, outside legal counsel and the Audit

Committee. It is our policy to employ a fair process by which to determine violations of this

Code.

If you do not feel comfortable reporting the conduct to your supervisor, you may contact the Company’s Chief Financial Officer directly. You may also report known or suspected violations of this Code to the Company’s Chief Financial Officer on an anonymous basis by mail at SOS Hydration Inc., 1265 Bramwood Pl., Unit 6, Longmont, CO 80501. All reports of known or suspected violations of the law or this Code will be handled in a confidential and sensitive manner.

If any investigation indicates that a violation of this Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

We will not allow retaliation against an employee for reporting in good faith a possible violation of this Code. Retaliation for reporting a violation of this Code is illegal under federal law and prohibited under this Code. Such retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution. The employee is protected from retaliation even if the Company determines that there has not been a violation.

[Signature Page to Code of Conduct]

Adopted by the Board of Directors on January 9th 2022.

ACKNOWLEDGMENT

I have read and understand SOS Hydration Inc.’s Code of Business Conduct and Ethics

(the “Code”). I have obtained an answer to any provision about which I had a question. I will comply with the provisions of the Code.

In addition, I understand that I am required to report any suspected or actual violation of this Code, and that I may make such reports on an anonymous basis. I understand that I am required to cooperate fully with the Company in connection with the investigation of any suspected violation. I understand that my failure to comply with the Code is a basis for disciplinary action, up to and including termination for cause of my employment.

Signature:

…………………………………..

Printed Name: …………….

Date: …………….